EXCLUSIVE LICENSE AGREEMENT
BETWEEN
THE UAB RESEARCH FOUNDATION
AND
LIPIMETIX, LLC

DATED AUGUST 26, 2011

TABLE OF CONTENTS

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement is made and is effective as of August 26, 2011 (the "Effective Date") between The UAB Research Foundation ("UABRF") and LipimetiX, LLC (the "Licensee").

RECITALS

WHEREAS, UABRF owns all right, title and interest in the intellectual property and inventions described in UABRF intellectual property disclosures numbered U1996-0082. U1998-0016, U2001-0085, U2006-0028, U2007-0040 and U2007-0090 which were developed by employees of the University of Alabama at Birmingham ("UAB") (the "Inventors"), has the right to grant licenses to make, use and sell the same and desires to have the same developed and commercialized to benefit the public; and

WHEREAS, the Licensee desires to obtain a license to make, use and sell products that use or which are based on the intellectual property and inventions upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises described above and the mutual promises and agreements set forth in this Agreement, the Parties agree as set forth below.

ARTICLE I
DEFINITIONS

The Definitions used in this Agreement are set forth below.

1.1 "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with a Party. "Control" means (i) the beneficial ownership of at least fifty percent (50%) of the voting securities of a Person with voting equity, or (ii) the power to direct or cause the direction of the management or policies of a Person.

1.2 "Agreement" means this exclusive license agreement, as amended from time to time in accordance with the terms and conditions set forth in this exclusive license agreement.

1.3 "Applicable Law" means all laws, statutes and regulations promulgated by all Regulatory Authorities and all Governmental Authorities that are applicable to Licensee's activities under this Agreement.

1.4 "Development and Commercialization Plan" means development, manufacturing, marketing and commercialization activities proposed to be undertaken by the Licensee with respect to the Licensed Patents as set forth on attached Exhibit B.

1.5 "Disclaimed Licensed Patent(s)" means any Licensed Patent in respect of which the Licensee decides not to pursue protective rights, undertake, or be responsible for, the payment of Protection Expenses, as described in Section 4.1(e) of this Agreement.

1.6 "First Commercial Sale" means the first Sale of a Licensed Product to a Third Party.

1.7 "For Value" means any consideration, remuneration or benefit of any kind, whether received directly or indirectly, including, but not limited to, cash, equity, debt, preferential treatment, including waiver, rebate, discount, etc.

1.8 "Governmental Authorities" means, with respect to each country or jurisdiction, all legislative and governmental authorities, bodies, commissions, agencies or other instrumentalities of such country or jurisdiction.

1.9 "Improvement" means any modification, improvement or enhancement to a device, method or product that (a) is conceived or reduced to practice after the Effective Date and before the third anniversary of the Effective Date, and (b) is a modification, improvement or enhancement in which Dr. G. M. Anantharamaiah (or any UAB employee working directly under Dr. Anantharamaiah's supervision) makes an inventive contribution, and (c) is related to any of the descriptions, specifications or claims in any Licensed Patent, or is covered by a Valid Patent Claim, or is a modification, improvement or enhancement the development, manufacture, use, import, export, offer for sale or sale of which is covered by, or which cannot be undertaken or completed without infringing, a Valid Patent Claim set forth in one or more of the Licensed Patents and (d) in which all right, title and interest is owned by UAB pursuant to the criteria set forth in Board Rule 509 as promulgated by the Board of Trustees of the University of Alabama or is contractually required to be assigned to UAB or its designee.

1.10 "Improvement Notice" is defined in Section 2.5 of this Agreement.

1.11 "Infringement Notice" is defined in Section 7.1 of this Agreement.

1.12 "Inventors" are described on Exhibit A attached to this Agreement.

1.13 "Licensed Field of Use" means any and all diagnostic, therapeutic and prophylactic uses in all fields of use, and for all indications except diseases of the eye.

1.14 "Licensed Patents" means (a) all patents and patent applications arising out of the Licensed Cases, including without limitation, the patents and/or patent applications set forth on attached Exhibit A, (b) any foreign patent applications based thereon, (c) all patents proceeding from such domestic and foreign patent applications, (d) all claims of continuations-in-part that are entitled to the benefit of the priority date of the parent Licensed Patent and are enabled by subject matter that is disclosed in the parent Licensed Patent, and (e) all divisionals, continuations, reissues, reexaminations and extensions of any patent or patent application described in (a) – (d) above. Licensed Patents does not include any patent and/or patent application that is a Disclaimed Licensed Patent.

1.15 "Licensed Product" means any product or part thereof, process or service, the manufacture, use, import, offer for sale or sale, or performance of which would, absent the license granted herein, infringe a Valid Patent Claim set forth in any Licensed Patent.

1.16 "Licensed Territory" means worldwide.

1.17 "Management Activities" means any and all Protection Activities and any other steps deemed necessary and reasonable to commercialize the Disclaimed Licensed Patents.

1.18 "Net Sales" means the gross amount set forth on the invoice relating to any Sale of a Licensed Product, less (a) discounts actually allowed, (b) rebates, price reductions, rebates to social and welfare systems, charge backs, government mandated and similar rebates, (c) credits for claims, allowances, retroactive price reductions or returned goods, (d) prepaid freight and insurance, (e) customs duties, sales taxes or other governmental charges actually paid in connection with such Sale (but excluding income tax). Where a Licensed Product is not used, transferred or exchanged For Value, the Net Sales will be the net invoice price of products of similar kind and quality, sold or transferred For Value at similar quantities, currently being offered by the Licensee, a Sublicensee or by other manufacturers. Where there is no comparable sale or transfer For Value, the Net Sale will be the Licensee's or Sublicensee's cost of manufacture, determined by the Licensee's or Sublicensee's customary accounting procedures, plus one hundred percent (100%). For clarity, Net Sales does not include any amounts invoiced for the sale, license, lease or other conveyance of products, materials or services that are delivered with any Licensed Product, but which themselves are not Licensed Products; or the provision of scientific, engineering, research, development, consulting, support or other professional services.

1.19 "Non-Commercial Research Purposes" means any use and practice for academic research and educational purposes, including research sponsored by commercial, for-profit Third Parties, but expressly excluding the manufacture, sale, distribution or other transfer of Licensed Products in the Licensed Field in the Territory.

1.20 "Non-Royalty Income" means anything received For Value directly in connection with the grant of rights to use the Licensed Patents that is cash or a cash equivalent that is not calculated upon a percentage of Net Sales, including, but not limited to, fees and advances. For purposes of clarity, the purchase by a Sublicensee of shares of the Licensee as specified in a sublicense agreement shall be considered a non-cash payment to the Licensee to the extent such payment exceeds the then current fair market value of such shares. For clarity, Non-Royalty Income does not include amounts received for the sale, license, lease or other conveyance of know-how, patent rights or other intellectual property rights that are transferred with any sublicense of the Licensed Patents (provided they are not owned by UAB or UABRF) or for the provision of scientific, engineering, research, development, consulting, support or other professional services.

1.21 "Parties" means UABRF and the Licensee and each of them individually is a "Party".

1.22 "Person" means an individual, corporation, partnership, trust, business trust, association or any other entity with a separate legal identity, including the Parties.

1.23 "Proprietary Information" is defined in Section 8.4.

1.24 "Protection Activities" means taking all actions deemed necessary and desirable to protect the Licensed Patents, including, but not limited to, obtaining, filing for, securing, pursuing, prosecuting, continuing or maintaining, and defending the Licensed Patents.

1.25 "Protection Expenses" means all legal fees, costs and expenses reasonably incurred by UABRF in the performance of the Protection Activities, such fees, costs and expenses to be documented by written invoice.

1.26 "Qualified Funding Event" means a transaction or series of related transactions (including, without limitation, the sale by Licensee of equity or debt securities or the sublicense by Licensee of Licensed Patents) pursuant to which Licensee has received gross proceeds or revenues of at least Ten Thousand Dollars ($10,000).

1.27 "Regulatory Authority" means, with respect to any particular country or jurisdiction, the Governmental Authority with the primary responsibility for the evaluation or approval of pharmaceutical products before such products can be tested, marketed, promoted, distributed or sold in such country, including Governmental Authorities that have jurisdiction over the pricing of such products. The term Regulatory Authority includes the Federal Food and Drug Administration of the United States.

1.28 "Representative(s)" means, with respect to each Party, all directors, officers, employees, agents and advisors and with respect to UABRF only, the trustees of its Affiliate, UAB.

1.29 "Sale or Sales" means any use, transfer or exchange, For Value or otherwise, of a Licensed Product to a Third Party. Sales include all Sales by the Licensee and its Sublicensees. Sales include any transfer by the Licensee to an Affiliate or Sublicensee where there is no subsequent Sale (that is, the Affiliate or Sublicensee is the end user of the Licensed Product, and the Licensed Product is not further resold or transferred). For the avoidance of doubt, Sales shall not be deemed to include (a) any transfer by the Licensee to a Sublicensee where there is a subsequent Sale of the Licensed Product; only the subsequent Sale is used to calculate any amount due, (b) the use, performance or provision of a Licensed Product for research and development purposes, clinical or otherwise, or (c) reasonable distributions as samples or given as donations for indigent use.

1.30 "Sublicensee" means a Person to whom the Licensee has granted a sublicense pursuant to Section 2.5 of this Agreement; provided, Sublicensees shall not be deemed to include any Person (such as, for example, distributors, logistics providers and other resellers involved in the distribution chain of Licensed Products) that is not granted any right or license to make the Licensed Product.

1.31 "Term" is defined in Section 10.1.

1.32 "Third Party" means any Person other than the Parties.

1.33 "United States" means the United States of America.

1.34 "United States Government" means the Federal Government of the United States.

1.35 "Valid Patent Claim" means (i) a pending patent claim included within the Licensed Patents, provided, however, that if a claim of a pending application shall not have issued within five (5) years after its filing date, such claim shall not constitute a Valid Patent Claim unless and until it does issue, or (ii) an issued and unexpired patent claim included within the Licensed Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, to which an appeal has not or cannot be taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2
GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and upon the conditions set forth in this Agreement, UABRF hereby grants to the Licensee an exclusive (even as to UABRF, subject to the rights reserved in Section 2.3) right and license to (a) practice, commercialize and otherwise exploit the Licensed Patents and, including without limitation, the exclusive right and license to (b) make, have made, research, develop, use, lease, offer to sell, sell, import and export Licensed Products, within the Licensed Field of Use in the Licensed Territory during the Term.

2.2 Rights of the United States Government. It is understood that a United States Governmental Authority (National Institutes of Health: grant numbers HL034343 and HL065663) has funded research, during the course of or under which one or more of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a non-exclusive, non-transferable, paid-up license to practice or have practiced and use the affected Licensed Patents for governmental purposes. Exhibit A identifies which Licensed Patents were developed using funding provided by a United States Governmental Authority. The Licensee acknowledges that the rights and license granted to it pursuant to this Agreement are subject to any and all of the foregoing rights of the United States Government, as specifically identified in Exhibit A.

2.3 Reservation of Rights by UABRF and its Affiliates. Subject to all terms and conditions of this Agreement (including without limitation, the option to exclusively license Improvements under Section 2.6, and publication restrictions under Section 8.2), UABRF reserves the right, for itself and for its Affiliates, to:

(a) practice and use, and to permit its Representatives to practice and use, the Licensed Patents within the Licensed Field of Use for Non-Commercial Research Purposes;

(b) grant to non-profit academic, educational or research institutions and Governmental Authorities, non-exclusive, royalty-free licenses to make and use the Licensed Patents within the Licensed Field of Use for Non-Commercial Research Purposes;

(c) permit their respective Representatives to disseminate and publish scientific findings from research related to the Licensed Patents; and

(d) practice, use and otherwise commercialize, including licensing, the Licensed Patents to Third Parties for applications and uses outside of the Licensed Field of Use.

Except to the extent expressly permitted under Section 2.3(b) for Non-Commercial Research Purposes, UABRF agrees that it will not grant any right, license or option to (or otherwise authorize) any Third Party to practice any of the Licensed Patents in the Licensed Field of Use.

2.4 Title Remains with UABRF. All right, title and interest in and to the Licensed Patents remains with UABRF. Except as provided in this Agreement, no express or implied licenses with respect to the Licensed Patents or any other rights are transferred or granted to the Licensee by implication, estoppel or otherwise.

2.5 Right to Grant Sublicenses. The Licensee has the right to grant sublicenses to any Person under this Agreement on the following terms and conditions:

(a) the execution of a sublicense shall not in any way diminish, reduce or eliminate any of the Licensee's obligations under this Agreement, and the Licensee shall remain primarily liable for such obligations and any breach of any provision of this Agreement by a Sublicensee;

(b) sublicenses may only be granted to Persons who are not Affiliates of the Licensee, or who are not otherwise immediate family members of, or controlled by the immediate family members of, Persons who control the Licensee;

(c) any sublicense so granted may not authorize any use outside the Licensed Field of Use;

(d) any sublicense so granted shall be subject and subordinate to, and consistent with, the terms of this Agreement;

(e) the Licensee may not sublicense the right to prosecute or protect the Licensed Patents to a Sublicensee;

(f) any sublicense shall also provide that, in the event this Agreement is terminated or upon expiration of the Term, any such sublicense shall automatically become a direct license with UABRF on the terms stated therein;

(g) all sublicenses are to be For Value;

(h) the Licensee shall provide UABRF with a copy of any such sublicense granted by it to a Sublicensee under this Agreement within thirty (30) days of the execution of the sublicense;

(i) all such copies of sublicense agreements may be redacted to exclude confidential scientific information and other information required by the Sublicensee to be

kept confidential, provided that all relevant financial terms and information shall be retained and shall not be redacted; the disclosure of sublicense agreements to UABRF shall be subject to the confidentiality obligations set forth in this Agreement;

(j) UABRF is a third party beneficiary to each sublicense and sub-sublicense thereunder and each agreement evidencing a sublicensing arrangement shall include a statement and an acknowledgement by the Sublicensee to this effect.

2.6 Option to Exclusively License Improvements. UABRF hereby grants to the Licensee an exclusive option to license the Improvements in the Licensed Field of Use in the Territory during the Term upon the same terms and conditions as the Licensed Patents. Upon receipt from the relevant Inventor(s) of the applicable intellectual property disclosure, UABRF shall promptly provide reasonably detailed written notice of the existence and substance of the Improvement to the Licensee (the "Improvement Notice"). The Improvement Notice and any and all information provided by UABRF to the Licensee regarding the Improvement is Proprietary Information and shall be subject to the confidentiality provisions set forth in Section 8.4 of this Agreement. The Licensee may exercise its option by providing written notice to UABRF of its exercise of the option within ninety (90) days after receipt of the Improvement Notice. Upon the exercise by the Licensee of the option within the ninety (90) day period, the Improvement shall be deemed to be Licensed Patents and subject to the terms and conditions of this Agreement. The Parties shall ensure that Exhibit A is promptly updated to include all such Improvements. In the event that the Licensee does not exercise the option or fails to exercise it timely, UABRF shall be free to negotiate with and to enter into license agreements, including exclusive license agreements, with Third Parties with respect to the applicable Improvement (but not any of the Licensed Patents related thereto).

2.7 Licensee Developments. As between the parties, Licensee shall own and retain all rights, title and interests (including patent rights, copyright rights, trade secret rights, trademark rights, *sui generis* database rights and all other intellectual and industrial property rights of any sort throughout the world) in and to all Licensed Products arising out of Licensee's practice of the Licensed Patents and all ideas, inventions (whether or not patentable), developments, improvements, works of authorship, know-how, research, techniques, processes, methods, materials, results, data and other information and work products, whether or not it may be patented, copyright or otherwise protected (and including all versions, modifications, enhancements and derivative works thereof), arising out of Licensee's practice of the Licensed Patents, and nothing herein grants UABRF any right or license (express or implied, by implication, estoppel or otherwise) in or to any of the foregoing.

2.8 Intellectual Property. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, 11 U.S.C. §101 *et seq.*, licenses of rights to "intellectual property."

ARTICLE 3
DEVELOPMENT AND COMMERCIALIZATION

3.1 Development and Commercialization Plan. During the Term, the Licensee shall use diligent efforts (directly, or indirectly through sublicensees) to develop, manufacture, commercialize and market the Licensed Patents through a diligent program designed to accomplish the commercial exploitation of the same and to make the technology covered by or embedded in the Licensed Patents available to the general public, consistent with sound and reasonable business practices and Licensee's business judgments. The Parties acknowledge that the Licensee has provided to UABRF the Development and Commercialization Plan set forth on attached Exhibit B which sets forth its current development and commercialization objectives. The Parties further acknowledge and agree that the Development and Commercialization Plan is, and the development and commercialization milestones set forth therein are, reasonable in light of present understandings. Licensee shall not be deemed to have breached the foregoing if it undertakes and pursues such activities in good faith but later redirects or abandons such activities, which may be technically or commercially imprudent or impracticable. UABRF agrees that any and all business, technical, clinical and regulatory plans, strategies, designs and decisions applicable to commercializing the Licensed Patents shall be within Licensee's sole discretion.

3.2 Amendment of Development and Commercialization Plan and Milestones. All material variations and deviations from and changes to the Development and Commercialization Plan and milestones will be identified by Licensee in written notice to UABRF. In good faith, the parties shall negotiate commercially reasonable adjustments to the milestones and dates set forth in Section 5.6 based on technical and commercial considerations affecting performance of the Development and Commercialization Plan (including without limitation, technology development, clinical trials, regulatory approvals, and market conditions).

3.3 Development and Commercialization Report. The Licensee shall provide UABRF, on each anniversary of the Effective Date until the First Commercial Sale, with written progress reports detailing the activities of the Licensee relating to the Development and Commercialization Plan. As a general guide, each such report shall provide information regarding the accomplishments and progress made by the Licensee during the prior reporting period and the objectives and goals to be reached during the forthcoming reporting period. After the First Commercial Sale, the Licensee is required to provide such reports to UABRF as required by Section 5.10.

3.4 Regulatory Approvals. With respect to each Licensed Product, and to the extent regulatory approval is required, the Licensee shall use its best efforts to obtain the approval of each applicable Regulatory Authority prior to the First Commercial Sale in each country/jurisdiction in which the Licensee intends to sell Licensed Products.

3.5 Patent Markings. The Licensee shall ensure that each Licensed Product manufactured and/or sold in the United States shall bear patent markings that meet all applicable requirements of 35 U.S.C. §287, as amended from time to time. All Licensed Products manufactured and/or sold outside of the United States shall be marked in such a manner as to conform to the Applicable Law of such country/jurisdiction.

ARTICLE 4
PROTECTION OF THE LICENSED PATENTS; PATENT PROSECUTION

4.1 Future Protection Activities.

(a) *UABRF Retains Primary Responsibility.* Subject to the terms and conditions set forth in this Agreement, UABRF shall, from the Effective Date, continue to be primarily responsible for undertaking all Protection Activities relating to the Licensed Patents and shall use continuous and diligent efforts in connection therewith. UABRF shall, subject to consultation with the Licensee select such legal counsel as it in its sole discretion deems appropriate to assist it in this process.

(b) *Co-operation of the Licensee.* The Licensee shall co-operate fully with UABRF and its designated legal counsel in connection with the Protection Activities.

(c) *Consultation with the Licensee.* UABRF shall, and shall cause its designated legal counsel to, consult with the Licensee in connection with such Protection Activities and the Licensee shall be given reasonable opportunity to discuss, advise and review issues with UABRF and its designated legal counsel in connection therewith. UABRF will take into consideration Licensee's reasonable business interests, and will use reasonable efforts to incorporate Licensee's reasonable suggestions, in undertaking all Protection Activities.

(d) *Foreign Protection Requested by the Licensee.* The Licensee has previously notified UABRF in writing identifying in which foreign countries and jurisdictions the Licensee wished to undertake Protection Activities with respect to the Licensed Patents. Exhibit A reflects these designations. Additional jurisdictions may be added by written notice from Licensee to the extent permissible under applicable patent law and provided the Licensee is not in default of its obligations under this Agreement.

(e) *Disclaimed Licensed Patents.* The Licensee may, at any time during the Term, provide at least sixty (60) days written notice to UABRF that it no longer wishes to be responsible for the Protection Expenses in connection with one or more Licensed Patents, generally or in any particular jurisdiction. In such cases, (i) the Licensee shall continue to be responsible for all Protection Expenses incurred in connection therewith until the expiration of such sixty (60) day notice period and thereafter shall not be responsible for such expenses and (ii) the Licensed Patent(s) so affected shall no longer be deemed to be licensed to the Licensee and shall be deemed to have been disclaimed by the Licensee (each, a "Disclaimed Licensed Patent"), (iii) the Licensee shall forfeit and shall no longer have any rights or obligations with respect thereto and (iv) such Disclaimed Licensed Patent shall not longer be deemed a Licensed Patent under this Agreement, and Exhibit A shall be amended accordingly to delete the affected Disclaimed Licensed Patent(s).

4.2 Information to the Licensee. UABRF shall, or shall cause its designated legal counsel to, provide the Licensee with copies of all issued patents relating to the Licensed Patents. UABRF

shall, or shall cause its designated legal counsel to, provide copies of all patent applications and all filings, correspondence and other related documentation pertaining to prosecutorial matters arising from the Protection Activities, including, but not limited to, all office actions, requests for examinations and restriction requirements, and shall use reasonable efforts to provide or cause such copies to be provided in sufficient time to review and comment thereon prior to UABRF making any filing or responding thereto.

4.3 Backup Right. In the event that UABRF does not or will not undertake all of the Protection Activities pursuant to Section 4.1 with regard to any Licensed Patent in any country, Licensee shall have the right (but shall not be obligated) to undertake such action in respect of the Licensed Patents, in the name and on behalf of UABRF, at Licensee's sole expense. In such event, UABRF shall, and shall cause its patent attorneys, to transfer all information and records used or useful in undertaking the protection activities relating to the Licensed Patents to attorneys designated by Licensee, and Licensee shall provide UABRF with copies of all documents relating to such protection activities in sufficient time to review such documents and comment thereon prior to filing or responding thereto.

ARTICLE 5
FINANCIAL TERMS

5.1 Accrued Protection Expenses. As of May 31, 2011, the total accumulated Protection Expenses and other Legal Expenses amounted to approximately Two Hundred Forty Thousand and No/100 Dollars ($240,000). The Licensee shall pay the accumulated Protection Expenses and other Legal Expenses that accrued prior to the Effective Date of this Agreement in twenty-four equal monthly installments beginning on the first day of the calendar month following the Effective Date of this Agreement. However, within this twenty-four (24) month period, upon the occurrence of a Qualified Funding Event, the Licensee shall pay an amount equal to ten percent (10%) of the dollar amount of the Qualified Funding Event, provided, if such ten percent (10%) amount is in excess of the then outstanding accumulated Protection Expenses remaining to be paid, then only an amount equal to the outstanding accumulated Protection Expenses remaining to be paid shall be due from the Licensee. Any such amounts paid from Qualifying Funding Events shall be credited to the outstanding accumulated Protection Expenses remaining to be paid and the Licensee shall not be expected to resume payments on the monthly schedule until the expiration of the credited period. Promptly after the Effective Date of this Agreement, UABRF shall provide to the Licensee reasonably detailed documentation with respect to the accumulated Protection Expenses.

5.2 Future Protection Expenses. During the Term and with respect to the Licensed Patents, other than Disclaimed Licensed Patents, the Licensee will be financially responsible for the payment of all Protection Expenses incurred after the Effective Date. In the event the Parties mutually agree to amend this Agreement from an exclusive license to a co-exclusive license (which, for avoidance of doubt, Licensee is not obligated to agree) or UABRF grants to a Third Party the right to practice the Licensed Patents and to develop, make and sell Licensed Products outside of the Licensed Field of Use, the Licensee shall continue to be responsible for all of the Protection Expenses incurred with respect to those Licensed Patents that remain exclusively licensed to the Licensee but shall only pay its pro rata share of the Protection Expenses with respect to those Licensed Patents that are not exclusively licensed to it. The Licensee shall pay

such amounts to UABRF within thirty (30) days of receipt of a reasonably detailed invoice for the same from UABRF. UABRF shall be responsible for all Protection Expenses incurred in connection with each Disclaimed Licensed Patent, and in all countries/jurisdictions not designated by the Licensee pursuant to Section 4.1(d) above and in which UABRF has determined to seek patent protection and provided there are no Sales undertaken by the Licensee.

5.3 License Fee. On or before the Effective Date, the Licensee shall pay to UABRF a non-refundable, non-creditable license fee of Ten Thousand and No/100 Dollars ($10,000).

5.4 Issuance of Stock in the Licensee to UABRF.

(a) Within one hundred and twenty (120) days after the Effective Date, the Licensee shall issue to UABRF membership interests in the Licensee equal to twenty percent (20%) of the total number of membership interests in the Licensee, calculated on a fully diluted basis, which such membership interests shall be subject to the terms and conditions of the Unit Issuance Agreement, dated of even date herewith, a copy of which is attached to this Agreement as Exhibit C.

(b) UABRF hereby agrees that all amounts in excess of One Hundred Thousand and No/100 Dollars ($100,000) paid under this Agreement pursuant to Sections 5.8, 5.9 and 5.11 (the "UABRF Payments") shall be taken into account for, and shall reduce on a dollar for dollar basis, the amount of distributions that would otherwise be payable by the Licensee to UABRF in accordance with Section 6.3 or Article IX of the Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") of the Licensee, dated as of March 10, 2010, by and among the Members (as defined therein), and shall accordingly reduce on a dollar for dollar basis the amount of Net Income (as defined in the LLC Agreement) that would otherwise be allocated to UABRF under the LLC Agreement. For the avoidance of doubt, this Section 5.4(b) is intended to amend UABRF's economic interest in the Licensee so as to reduce UABRF's rights to proceeds and distributions with respect to such economic interest by the amount of the UABRF Payments.

5.5 Option to Funding of Research Program. In the event the Licensee wishes (at its sole discretion) to fund research to be undertaken at UABRF's Affiliate, The University of Alabama at Birmingham ("UAB"), the Licensee shall execute a separate Research Agreement with UAB upon terms and conditions mutually agreed to between the Licensee and UAB.

5.6 Milestone Payments. During the Term, the Licensee shall pay to UABRF the development and commercialization milestone payments set forth below. Each such milestone payment is non-creditable and non-refundable and shall be due within thirty (30) days of achievement. The Licensee shall provide written notice to UABRF to accompany the payment identifying the milestone that has been achieved. For clarity, with respect to each Licensed Product, each milestone payment shall be payable only once, upon the first occurrence of the applicable milestone.

Milestone	Date by which Milestone is to be Accomplished (for the first Licensed Product only)	Milestone Payment Due
Submission of an investigational new drug application (an "IND") with the FDA for each Licensed Product	Third Anniversary of the Effective Date	Fifty Thousand Dollars ($50,000)
Initiation of any Phase III Clinical Study for each Licensed Product	Fifth Anniversary of the Effective Date	One Hundred Thousand Dollars ($100,000)
Submission of New Drug Application (NDA) for each Licensed Product	Seventh Anniversary of Effective Date	Five Hundred Thousand Dollars ($500,000)
FDA approval of first (not each) Licensed Product		One Million Dollars ($1,000,000)
FDA approval of second (not each) Licensed Product (embodiment for different clinical indication)		One Million Dollars ($1,000,000)

5.7 License Maintenance Fees. During the period commencing on the Effective Date and ending on the date of the First Commercial Sale, the Licensee shall pay UABRF, on the anniversary date of the Effective Date, Twenty Five Thousand and No/100 Dollars ($25,000). For the avoidance of doubt, no license maintenance fee shall be payable by the Licensee in the event it has achieved and paid the applicable fee for any one of the milestones above in the calendar year in which the anniversary date falls.

5.8 Running Royalty Payments. During the Term (on a calendar quarter basis) and with respect to each country or jurisdiction within the Licensed Territory, the Licensee shall pay to UABRF a continuing royalty equal to (i) three percent (3%) on all Net Sales of Licensed Products effected by the Licensee in such country/jurisdiction until the expiration of the last Valid Patent Claim (that is infringed by such Licensed Product) in that country/jurisdiction plus (ii) thirty percent (30%) of running royalty payments received by Licensee that are based on sales of Licensed Products effected by Sublicensees in such country/jurisdiction until the expiration of the Last Patent Claim (that is infringed by such Licensed Product) in that country/jurisdiction; provided, in no event shall the aggregate continuing royalty due under this Section 5.8 for the applicable calendar quarter be less than one and a half percent (1.5%) of all Net Sales effected by the Licensee and all Sublicensees in all countries/jurisdictions until the expiration of the last Valid Patent Claim (that is infringed by such Licensed Products) in those countries/jurisdictions. All amounts owing to UABRF under this section shall be paid on a quarterly basis, on or before the 60th day following the end of the calendar quarter in which such amounts were earned. If the manufacture, use or Sale of any Licensed Product is covered by more than one Valid Patent Claim (or by Valid Patent Claims in more than one country/jurisdiction), then multiple royalties shall not be due.

5.9 Minimum Royalty Payments. Beginning on January 1 of the first calendar year following the year in which the First Commercial Sale occurs, the Licensee shall be obligated to pay minimum annual royalty payments to UABRF. In the event that the aggregate running royalty payments paid by the Licensee to UABRF pursuant to Section 5.8 above do not reach the minimum payment obligations set forth below by the date set forth below, then the Licensee shall, at the same time as its next payment of running royalties under Section 5.8, pay UABRF the difference between such aggregate royalty payment actually paid to UABRF and the minimum payment set forth below.

Calendar Year Ending	Minimum Payment
December 31 of the First Calendar Year following the Calendar Year in which the First Commercial Sale occurs	One Million Dollars ($1,000,000)
December 31 of the Second Calendar Year following the Calendar Year in which the First Commercial Sale occurs	Two Million Dollars ($2,000,000)
Each December 31 thereafter during the Term	Five Million Dollars ($5,000,000)

All running royalty payments paid by the Licensee to UABRF during any one calendar year shall be credited against the minimum annual payment due to be paid by December 31 of that calendar year. Running royalties paid in any one calendar year may not be carried forward to be credited against the minimum annual royalty payment due in any subsequent calendar year. All such minimum annual royalty payments shall be nonrefundable. Upon the expiration of the Term or earlier termination of this Agreement, any minimum royalties shall be pro-rated as of the date of termination or expiration by the number of days elapsed in the applicable twelve (12) month period. Notwithstanding the foregoing, such royalty rates and/or minimum royalty payments pursuant to Sections 5.8 and 5.9 may be amended in the event of generic competition, the sale of combination products and/or the grant of compulsory licenses as may be agreed to by the Parties based on good faith negotiations and commercially reasonable considerations.

5.10 Royalty Reports. Licensee shall provide to UABRF a written report setting forth all applicable information specified in Exhibit D, which such report shall accompany the payment of all running royalties due to be paid to UABRF by the Licensee under Section 5.8 with respect to the preceding calendar quarter. Reports furnished must include the calculation of running royalties by Licensed Product and by country/jurisdiction and must include the rate of currency conversion and the date such conversion was calculated as described in Section 5.14 of this Agreement, all in substantially the format set forth in Exhibit D. If the Licensee is required to pay an annual minimum royalty payment, at the time such payment is made, the Licensee shall also furnish a written report providing, to the extent not already provided to UABRF, all of the information required to be set forth in the quarterly reports discussed above and the additional amount being paid by the Licensee which accompanies the report, being the difference between aggregate running royalty payment actually paid to UABRF in that calendar year and the minimum payment required to be paid.

5.11 Non-Royalty Income. The Licensee shall pay to UABRF that percent (%) of any and all Non-Royalty Income received by it during the Term as set forth below, with such payments being made to UABRF on or before the thirtieth (30th) day of receipt by the Licensee.

Period when Non Royalty Income is Received by the Licensee	Percentage of Non Royalty Income to be Paid to UABRF
After the Effective Date and before the First Anniversary of the Effective Date	Forty Percent (40%)
On or After the First and before the Second Anniversary of the Effective Date	Thirty Percent (30%)
On or After the Second and before the Third Anniversary of the Effective Date	Twenty Percent (20%)
On or After the Third Anniversary of the Effective Date and thereafter during the Term	Fifteen Percent (15%)

All such payments shall be accompanied by a written notification of the nature and origin of the payment, the identity of the original maker of the payment and, if the original payment was made in a foreign currency, must include the rate of currency conversion and the date such conversion was calculated as described in Section 5.14 of this Agreement. In the event that the Licensee receives Non-Royalty Income that is not cash or a cash equivalent, the percentage of non-cash payments shall be calculated as percentage of the then current fair market value of such non-cash consideration.

5.12 Address for Payments. Except as otherwise directed by UABRF, all amounts due to be paid by the Licensee to UABRF pursuant to this Agreement shall be paid to UABRF at the address set forth below its signature on the signature page of this Agreement.

5.13 Late Payment Penalty. The balance of any amount which remains unpaid more than thirty (30) days after it is due to UABRF shall accrue interest until paid at the rate equal to the lesser of one percent (1%) per calendar month or the maximum amount allowed under Applicable Law. However, in no event shall this interest provision be construed as a grant of permission for payment delays.

5.14 Currency Conversion. All amounts due to be paid to UABRF pursuant to this Agreement shall be made in United States dollars. Any and all amounts received by the Licensee or generated in foreign currency shall be converted into United States dollars at the official rate of exchange from such currency to United States dollars at the rate quoted in the Wall Street Journal (United States edition) for the last business day of the calendar quarter in which running royalties are due and payable to UABRF (or, for Non-Royalty Income, on the date the payment was made to Licensee) or on a business day no earlier than five (5) business days before payment is made to UABRF.

5.15 Foreign Taxes. UABRF is exempt from paying income taxes under United States law. To the extent permitted by Applicable Law, all payments should be made without deduction for taxes, assessments or other charges of any kind. If any deductions are required to be withheld by the Licensee under the laws of any foreign country for the account of UABRF, the Licensee shall timely cooperate in all respects and take all reasonable steps necessary to allow UABRF to lawfully reduce or avoid such withholding taxes, levies, or other governmental charges relating to this Agreement, shall use reasonable efforts to minimize such deductions and shall promptly pay such

deductions for and on behalf of UABRF to the appropriate Governmental Authority. The Licensee shall furnish UABRF with proof of payment including official or other appropriate evidence issued by the applicable Governmental Authority. Any such deduction so evidenced may be deducted from amounts due to be paid to UABRF under this Agreement.

5.16 Stacking. Notwithstanding the above, the amount of running royalty payments payable by the Licensee to UABRF may be reduced by up to a maximum of fifty percent (50%) in the event the Licensee is required to pay additional royalties to Third Parties to commercialize the Licensed Patents or Licensed Products, and where the total royalties to be paid by the Licensee (to UABRF and all other Third Parties) exceeds three percent (3%) of all aggregate Net Sales of Licensed Products effectuated by the Licensee and all Sublicensees, the royalty payments to UABRF will be reduced by a proportionate amount as calculated below. Specifically: Licensee will pay UABRF an amount equal to R1 x C. Where, R1 is the running royalty payment otherwise calculated to be due to UABRF pursuant to Section 5.8 (and Section 5.9, if applicable); where, C equals R1 / (R1 + T), but not less than 0.5; and where, T is the total amounts payable as royalties by the Licensee to Third Party licensors. The royalty reduction will be dependent upon demonstration of documentary evidence of invoiced amounts to UABRF's reasonable satisfaction. In the event the method of calculating the other royalties owed to Third Parties differs substantially from the method used to calculate royalties owed by Licensee to UABRF, the foregoing formula shall be appropriately adjusted upon the mutual agreement of the Parties to reflect such differing methodologies while preserving the overall intended relative economic arrangement contemplated by this provision.

Article 6
Recordkeeping and Audit Rights

6.1 Books and Records. The Licensee shall keep complete and accurate books, accounts and other records and documentation necessary to ascertain all transactions and events pursuant to which payments due to UABRF pursuant to this Agreement arise and are accrued and to verify the accuracy and completeness of such amounts. All such books, accounts and other records and documentation shall be kept at the Licensee's principal place of business for a period of not less than six (6) years following the end of the calendar year to which they pertain.

6.2 Right to Audit. UABRF shall have the right to have the Licensee's books and records audited by a qualified, independent certified public accounting firm of its choosing, under appropriate confidentiality provisions such as those set forth in Section 8.4 of this Agreement, to ascertain the accuracy of the reports and payments due to UABRF under this Agreement and compliance by the Licensee and its Sublicensees with their payment obligations pursuant to this Agreement and any sublicense. Such audit shall be conducted upon at least fifteen (15) days advance notice during normal business hours and in a manner that does not interfere unreasonably with the Licensee's business but not more than once in any twelve (12) month period. No period of time may be audited more than once. If any such examination reveals that the Licensee has underpaid or underreported any amount due under this Agreement to UABRF for any calendar quarter examined, the Licensee shall immediately pay to UABRF the amount so underpaid or underreported.

6.3 Reimbursement of Cost of Audit. If any such examination reveals that the Licensee has underpaid or underreported amounts due under this Agreement to UABRF for the audited period

by more than five percent (5%) for any calendar quarter examined, the Licensee shall immediately reimburse UABRF the full out-of-pocket costs and expenses incurred by it with respect to the audit.

ARTICLE 7
INFRINGEMENT; ENFORCEMENT; OTHER LEGAL CLAIMS

7.1 Notification of Infringement and Other Potential Claims. During the Term, each Party shall provide prompt written notice to the other Party of any actual infringement or suspected/potential infringement of the Licensed Patents of which such Party is or becomes aware and shall provide, to the extent reasonable and practicable, any available evidence of such infringement by a Third Party (an "Infringement Notice"). In addition, during the Term, the Licensee shall also provide prompt written notice to UABRF of any facts, circumstances or events which negatively impact or which the Licensee reasonably believes negatively impact the ability of the Licensee or its Sublicensees to exercise their rights or to perform their obligations under this Agreement or any sublicense granted under this Agreement or which negatively impact UABRF's intellectual property rights in the Licensed Patents and the Licensee shall provide, to the extent reasonable and practicable, details of (i) the potential claim(s) or cause(s) of action which the Licensee reasonably believes it has or which may be asserted by the Licensee against a Third Party and any actual claims or causes of action asserted by any Third Party against the Licensee or the potential claim(s) or cause(s) of action the Licensee reasonably believes a Third Party may assert against the Licensee, and (ii) sufficient information to enable UABRF to evaluate the issues and the potential effect and impact such claims may have on its rights under this Agreement and the Licensed Patents (a "Potential Claim Notice").

7.2 Licensee Right to Pursue/Prosecute. During the Term, the Licensee shall have the right and shall use its reasonable efforts to resolve, in the Licensed Field of Use and in the Licensed Territory, (i) any suspected/potential infringement and prosecute any infringement of Licensed Patent, and/or (ii) any actual or potential claim or cause of action the Licensee believes it has or may have or which a Third Party has or may have against the Licensee which negatively impact or which the Licensee reasonably believes negatively impact the ability of the Licensee or its Sublicensees to exercise their rights or to perform their obligations under this Agreement or any sublicense granted under this Agreement, in its own name and at its own expense, provided:

(a) the affected Licensed Patent(s) remain(s) exclusively licensed to the Licensee and is not a Disclaimed Licensed Patent;

(b) the Licensee remains in compliance, in all material respects, with its obligations under this Agreement.

UABRF shall co-operate with the Licensee in connection with any remedial action undertaken by the Licensee and shall be responsible for the costs and expenses incurred by it and for reasonable costs and expenses incurred by it at the reasonable request of the Licensee with respect to such co-operation.

7.3 Control of Suit, Settlement Negotiations or Other Compromises; Joinder; Expenses.

(a) *Initiated by the Licensee.* Before the Licensee commences an action with respect to any infringement or potential infringement or commences an action filed by, or responds to an allegation raised by, a Third Party, it shall give careful consideration to the views of UABRF and the potential effects on the public interest in making its decision whether or not to sue or how to respond. Licensee shall use reasonable efforts to commence a lawsuit, settlement negotiations or other compromise within one hundred and eighty (180) days of the date of the relevant Infringement Notice and/or Potential Claim Notice. Licensee shall bear all costs and expenses incurred by it in connection with such lawsuit, negotiations or compromise. UABRF shall co-operate with the Licensee in connection with such lawsuit, negotiations or compromise and shall be responsible for reasonable costs and expenses incurred by it and for those costs and expenses incurred by it at the reasonable request of the Licensee with respect to such co-operation. UABRF hereby agrees that Licensee may join UABRF as a party plaintiff in any such suit, without expense to UABRF and provided such joinder is approved by the General Counsel of the University of Alabama System, such approval not to be unreasonably delayed, conditioned or withheld.

(b) *Initiated by UABRF.* If the Licensee elects not to exercise its right to commence an action, settlement negotiations or other compromises and notifies UABRF of its intention not to bring suit against any alleged infringer and not to take any other action to settle or compromise such matter, or fails to commence, a suit or take any other reasonable action within one hundred and eighty (180) days of the date of the relevant Infringement Notice and/or Potential Claim Notice, then UABRF may do so at its own expense, and shall retain sole control over the direction of such lawsuit, settlement or compromise. Before UABRF commences an action with respect to any infringement or potential infringement by a Third Party, it shall give reasonable consideration to the views of the Licensee, and the potential effects on the public interest in making its decision whether or not to sue or how to respond. Subject to the foregoing, in no event shall UABRF be obligated or prohibited from filing its own lawsuit. The Licensee shall co-operate with UABRF in connection with such lawsuit, settlement or compromise and shall be responsible for reasonable costs and expenses incurred by it with respect to such co-operation. The Licensee hereby agrees that UABRF may join the Licensee as a party plaintiff in any such suit, without expense to the Licensee and provided such joinder is approved by Licensee, such approval not to be unreasonably delayed, conditioned or withheld.

(c) *Intervention by UABRF.* Each of Licensee and UABRF, to the extent permitted by Applicable Law, may intervene in any action commenced by the Licensee under Section 7.3(a) or Section 7.3(b) above, as the case may be, if in its sole discretion it is of the opinion that its interests are not being protected.

7.4 Settlement. Neither Party may settle or otherwise dispose of any lawsuit to which it is a party, which admits liability on the part of the other Party or which requires the other Party to pay money damages nor issue a formal statement, or which is not consistent or does not comply with this Agreement in any material respect, without such other Party's prior written consent.

7.5 Recoveries.

(a) *Lawsuit initiated by Licensee.* Any recovery or damages received by Licensee as a result of its enforcement shall be applied first in satisfaction of the Parties' unreimbursed legal expenses. Any recovery or damages awarded as compensatory damages shall be treated as Net Sales and shall be subject to a royalty payment at the rate of three percent (3%). In addition, UABRF shall be entitled to ten percent (10%) of any recovery or damages awarded as punitive damages.

(b) *Lawsuit initiated by UABRF.* Any recovery or damages received by UABRF as a result of its enforcement shall be applied first in satisfaction of the Parties' unreimbursed legal expenses, and any remainder shall be retained by UABRF.

7.6 Challenge. In the event that an action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patents shall be brought against UABRF or Licensee (whether as an independent action or as a counterclaim of a suit filed by Licensee or UABRF above), Licensee, at its sole option, shall have the right, within ninety (90) days after the commencement of such action, to take or regain control of the action at its own expense. If Licensee shall determine not to exercise this right, then UABRF may take over or remain as lead counsel for the action at its sole expense.

7.7 Infringement. In the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to, Licensee alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with Licensee's exercise of Licensed Patents, Licensee shall have the sole right to defend, settle or compromise such action, suit or proceeding, at its own expense.

ARTICLE 8
OTHER COVENANTS AND AGREEMENTS

8.1 Use of Names. No Party may, without the prior written consent of the other Party:

(i) use (a) the name of the other Party or its Affiliates, if applicable, (b) the name or image of any Representative of the other Party, or (c) any trade-name, trademark, trade device, service mark, symbol, image, icon, abbreviation, contraction or simulation thereof owned by the other Party in any publication, advertising or sales promotional material, press release or in any marketing or advertising documentation or material; or

(ii) represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made in accordance with or utilizes the information or documents of the other Party.

Notwithstanding the above, the Licensee may disclose that it has received a license from UABRF in connection with any Licensed Product, and either Party may use the name of the other Party to the extent such use is reasonably necessary for complying with Applicable Law, and each Party may disclose the general nature, but not the specific terms, of this Agreement without the prior consent of the other Party; ***provided***, either Party may provide a copy of this Agreement or otherwise disclose its terms in connection with any legal or regulatory requirement, financing transaction or due diligence inquiry.

8.2 Publications. In furtherance of the rights reserved in Section 2.3(c) of this Agreement, UABRF or its Affiliates shall submit the proposed publication or disclosure in substantially final form to the Licensee at least thirty (30) days prior to submission for publication or disclosure to allow the Licensee to review the matter for disclosure of Proprietary Information of the Licensee. UABRF or its Affiliate shall reasonably consider revising any such publication or presentation in accordance with suggestions made by Licensee. The Licensee shall have thirty (30) days from its receipt of such proposed publication or disclosure to review and to provide written notice to UABRF or its Affiliate who provided the submission requiring removal of the Licensee's Proprietary Information, and such Proprietary Information shall be deleted. Licensee's notice may also specify if Licensee believes that the publication or presentation contains possibly patentable subject matter, in which case UABRF or its Affiliate shall delay such disclosure for up to sixty (60) days to allow the parties to seek appropriate patent protection therefor. If the Licensee does not provide written notice of such request to UABRF or its Affiliate who provided the submission within thirty (30) days after receipt of the proposed publication or disclosure from UABRF or its Affiliate, UABRF or its Affiliate shall be free to publish or disclose to third parties the proposed publication or disclosure without further obligation to the Licensee with regard to that publication.

8.3 Insurance Coverage. Prior to First Commercial Sale, and thereafter during the Term, the Licensee shall cause to be in effect through purchase from a reputable insurance company or, upon the consent of UABRF, through a self-insurance program, at its sole expense, shall maintain "occurrence based type" liability insurance coverage or, if the Licensee is unable to obtain "occurrence based type" liability insurance, a "claims made type" liability insurance coverage (with at least five (5) years tail coverage). Such insurance coverage shall include a contractual endorsement providing coverage for all liability which may be incurred in connection with this Agreement, including, but not limited to general liability and products liability, and such other type of insurance coverage required by Applicable Law or which it deems necessary to enable the Licensee to perform its obligations under this Agreement. All such insurance coverage shall list UABRF and its Affiliates as additional insureds. The Licensee shall provide evidence of such insurance coverage to UABRF upon the reasonable request of UABRF. All such insurance coverage shall require the insurance provider, or in the case of a self insurance program, the Licensee, to provide UABRF with at least thirty (30) days prior written notice of any change in the terms or cancellation of coverage.

8.4 Confidentiality.

(a) *Exchange of Proprietary Information.* The Parties acknowledge that during the Term they are likely to share information with each other that they each consider to be confidential and proprietary ("Proprietary Information"). For the purposes of this Agreement, the Party that discloses Proprietary Information shall be referred to as the "Disclosing Party" and the Party receiving the Proprietary Information, the "Receiving Party."

(b) *Nature of Proprietary Information.* All information must be disclosed in writing or in another tangible medium and must be clearly marked "Proprietary" or "Confidential". Information disclosed orally must be summarized and reduced to writing and identified as "Proprietary" or "Confidential" in writing to the other Party within thirty (30) days of such disclosure. Notwithstanding the above, the Parties specifically agree that any reports provided by the Licensee pursuant to this Agreement shall be considered Licensee's Proprietary Information.

(c) *Restrictions.* With respect to all Proprietary Information disclosed to it, the Receiving Party (i) shall keep it confidential (other than as permitted by this Agreement), (ii) shall store and maintain it with the same diligence and care as its own proprietary information, but no less than reasonable diligence and care, (iii) may only use it for the purpose for which it was disclosed by the Disclosing Party, (iv) may not disclose it (other than as permitted by this Agreement), (v) may not deconstruct, modify or copy it (other than as permitted by this Agreement), and (vi) may not transfer or assign it to any Third Party.

(d) *Access to the Proprietary Information.* The Proprietary Information may be used by, and disclosed to, on an "as-needed" basis, the Receiving Party's Representatives who are bound by written agreements or employment obligations to protect the other's Proprietary Information in substantially the same manner as provided herein. The Licensee may disclose Proprietary Information relating to the Licensed Patents to consultants, collaborators and other Third Parties in the chain of manufacturing and distribution, if and only if, the Licensee obtains from such recipient a written confidentiality agreement, the provisions of which are at least as protective of UABRF's Proprietary Information as these set forth in this section 8.4, and Licensee may disclose UABRF Proprietary Information on a confidential basis to investors and prospective investors. Each Party will promptly notify the other Party of any unauthorized use of or access to the Proprietary Information of which it becomes aware.

(e) *Exceptions to Confidentiality Obligation.* The restrictions of confidentiality described above shall not apply to Proprietary Information (i) which as of the Effective Date or subsequent thereto is or becomes available to the public without breach of this Agreement, (ii) if it is lawfully obtained without restriction from a Third Party not bound by similar confidentiality and use restrictions and obligations, (iii) if it is known by the Receiving Party without restriction prior to

disclosure as evidenced by contemporaneous records, or (iv) if it is at any time developed by the Receiving Party independently of any disclosure made pursuant to this Agreement. In addition, the confidentiality obligations shall not apply to the Receiving Party if the Receiving Party is legally required by applicable law, court order or Governmental Authority to disclose the Information, provided the Receiving Party discloses only the minimum to comply and, if possible and in light of the circumstances, provides reasonable prior notice to the Disclosing Party to enable it to contest the requirement or to seek a protective order.

(f) *Termination or Expiration of this Agreement*. Upon the expiration of the Term, or the earlier termination of this Agreement, each Receiving Party shall, at the Disclosing Party's option and upon written notice thereof to the Receiving Party, return all Proprietary Information, copies and other tangible expressions thereof, to the Disclosing Party or provide the Disclosing Party with written notice that the Proprietary Information in its possession, or in the possession of its Representatives, has been destroyed within thirty (30) days after receipt of the Disclosing Party's written notice to the Receiving Party requiring the Receiving Party to destroy the Proprietary Information in its possession. The Receiving Party may retain one archival copy of the Information solely for purposes of compliance of its obligations under this Agreement.

(g) *Continuing Obligations after Termination/Expiration*. The restrictions and obligations set forth in Section 8.4(c) above shall continue for five (5) years from the termination or expiration of this Agreement.

ARTICLE 9
TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall continue until the date of expiration of the last to expire of all Valid Patent Claims (inclusive of any extensions, supplementary protection certificates or their equivalents) within the Licensed Patents, unless terminated sooner in accordance with the terms of this Agreement (the "Term").

9.2 Termination by the Licensee. The Licensee may terminate this Agreement at any time, in its sole discretion, by giving not less than ninety (90) days prior written notice to UABRF. Upon the reasonable request of UABRF after any such termination, the Licensee shall provide assistance, at UABRF's expense, to UABRF to enable UABRF to facilitate and effect the transfer of applicable information and documents regarding the Licensed Patents that are in Licensee's possession and that are owned by UABRF to a new licensee.

9.3 Termination by UABRF. UABRF shall have the right to immediately terminate this Agreement upon the occurrence of any one or more of the following events:

(a) if the Licensee is in material default of any provision of this Agreement or its obligations under this Agreement and such default has not been remedied within the cure period specified in the notice (such period to be no less than thirty (30) days) after receipt of a written notice to cure from UABRF;

(b) upon written notice to Licensee, given within thirty (30) days after the third separate default by the Licensee within any consecutive three (3) year period for failure to make payments when due under this Agreement;

(c) if Licensee has failed to perform its objectives as set forth in the Development and Commercialization Plan (as amended) in breach of any material obligation under Section 3, and such default has not been remedied within the cure period specified in the notice (such period to be no less than ninety (90) days) after receipt of a written notice to cure from UABRF;

(d) if the Licensee fails to meet any of the development and commercialization milestones set forth in the Development and Commercialization Plan (as amended) in breach of any material obligation under Section 3, and such default has not been remedied within the cure period specified in the notice (such period to be no less than ninety (90) days) after receipt of a written notice to cure from UABRF;

(e) if an examination by UABRF pursuant to Section 6.2 shows an underpayment by the Licensee in excess of ten percent (10%) of any amounts due to UABRF under this Agreement for the audited period, and such underpayment has not been remedied within the cure period specified in the notice (such period to be no less than thirty (30) days) after receipt of a written notice to cure from UABRF;

(f) upon written notice to Licensee given by UABRF after the Licensee is convicted of a felony (or similar crime in a jurisdiction outside of the United States), and Licensee has no further ability to appeal such convention, and such conviction will have a material adverse effect on Licensee's ability to the manufacture, use or sale of a Licensed Product and has provided a written notice to UABRF of the conviction within ten days of the conviction;

(g) upon written notice to Licensee, given within thirty (30) days after the Licensee shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it, provided that in the case of an involuntary bankruptcy such bankruptcy has not been dismissed within ninety (90) days following the filing thereof; or

(h) if the Licensee expressly disclaims in writing any further obligation regarding the payment of all Protection Expenses.

9.4 Effect of Termination or Expiration. Any termination or expiration of this Agreement will not relieve either Party of any obligation or liability accrued prior to such termination or expiration. Upon the termination of this Agreement prior to the expiration of the Term, the Licensee agrees that all sublicenses shall be assigned to UABRF, and UABRF hereby agrees to accept such assignment, and all payments then or thereafter due to the Licensee pursuant to any sublicense shall, immediately and automatically, become owed directly to UABRF.

ARTICLE 10
COVENANTS; REPRESENTATIONS AND WARRANTIES; LIMITATIONS ON UABRF'S OBLIGATIONS

10.1 Both Parties. Each Party makes the following representations and warranties to the other Party:

(a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was formed;

(b) it has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(c) the execution, delivery and performance of this Agreement by it will not conflict with or result in a breach of, or entitle any party thereto to terminate, an agreement or instrument to which it is a party, or by which any of its assets or properties are bound; and

(d) this Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

10.2 The Licensee. The Licensee makes the following representations and warranties to UABRF.

(a) The Licensee possesses or intends to develop or acquire the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, to make Licensed Products, and to make and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents.

(b) Any activity undertaken with the Licensed Patents and the Licensed Products will be conducted in compliance with all Applicable Laws.

10.3 UABRF. UABRF makes the following representations and warranties to the Licensee.

(a) UABRF has the right to grant the license under this Agreement.

(b) To UABRF's best knowledge and based upon information and representations and warranties made to it by the Inventors, UABRF owns all right, title and interest in the Licensed Patents and there have been no claims made against UABRF asserting the invalidity or non-enforceability of, or with respect to the Licensed Patents, and UABRF is not aware that any such claims exist.

(c) To the best of UABRF's knowledge, no governmental registration of any of the Licensed Patents has lapsed, expired or been cancelled, abandoned, opposed or the subject of a reexamination request.

(d) Other than in connection with an option agreement executed on January 2, 2010 with Benu Biopharma, Inc., UABRF has not previously assigned, transferred, licensed, pledged or otherwise encumbered any of the Licensed Patents in the Licensed Field of Use or agreed to do so, and there are no outstanding options or rights granted to any Third Party in or to any of the Licensed Patents in the Licensed Field of Use, or to acquire any rights or licenses to any of the Licensed Patents in the Licensed Field of Use.

10.4 Limitations on UABRF's and Licensee's Representations and Warranties. Except as set forth in this Agreement, UABRF makes no other representations or warranties of any kind. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10.1 AND 10.2, LICENSEE HEREBY DISCLAIMS (FOR ITSELF AND ITS AFFILIATES AND SUBLICENSEES) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN.

10.5 No Obligation of UABRF. UABRF has no obligation to:

(a) supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, marketing, sale or disposition of any Licensed Product;
(b) furnish any knowhow or other information relating to the Licensed Patents, other than as specifically provided in this Agreement; or
(c) bring or prosecute legal action against any Person for infringement of the Licensed Patents.

ARTICLE 11
LIABILITY AND INDEMNIFICATION

11.1 No Liability of UABRF. Neither UABRF nor any of its Representatives have any liability whatsoever to the Licensee, or any Sublicensee or any Person for or on account of any injury, loss or damage of any kind or nature, sustained by, assessed or asserted against, or any other liability incurred by or imposed upon the Licensee, or any Sublicensee or any Person, arising out of or in connection with or resulting from any of the following activities engaged in by the Licensee or its Affiliates or Sublicensees:

(a) the use of the Licensed Patents during the Term;
(b) the production, use, practice, lease, or sale of any Licensed Product;
(c) any advertising or other promotional activities with respect to (a) and/or (b) above; or
(d) the Licensee's compliance with, and performance of the Licensee's representations and warranties given under, and the Licensee's obligations pursuant to, this Agreement.

11.2 Indemnification by the Licensee. The Licensee agrees to indemnify and hold UABRF and its Representatives harmless from and against any and all third party claims, demands, losses, costs, expenses, deficiencies, liabilities or causes of action of any kind or nature (including, without limitation, reasonable attorneys' fees and other costs and expenses of defense) based upon, arising out of or otherwise relating to any of the following activities engaged in by the Licensee or its Affiliates or Sublicensees:

(a) the use of the Licensed Patents during the Term;
(b) the production, use, practice, lease, or sale of any Licensed Product;
(c) any advertising or other promotional activities with respect to (a) and/or (b) above; or

(d) the Licensee's compliance with, and performance of the Licensee's representations and warranties given under, and the Licensee's obligations pursuant to, this Agreement.

Licensee's obligations hereunder are conditioned on (i) the party seeking indemnification providing prompt written notice thereof and reasonable cooperation, information, and assistance in connection therewith and (ii) Licensee having sole control and authority to defend, settle or compromise such claim, provided, always that the Licensee may not settle or compromise a claim that admits liability on the part of UABRF and/or UAB or any of their respective Affiliates or Representatives or that requires them to pay any money damages without first obtaining their prior written consent. Licensee shall not be responsible for any settlement it does not approve in writing. Licensee shall have no responsibility or liability under this Section 11.2 for claims attributable to UABRF"s (or any of its Affiliates' or Representatives') negligence, misconduct or breach of any warranty made under this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 Entire Agreement. This Agreement is the sole and entire agreement by and between the Parties regarding the subject matter set forth in this Agreement, and this Agreement supersedes all prior agreements and understandings with respect thereto. All previous negotiations, statements and preliminary instruments by the Parties with respect to the subject matter hereof are merged in this Agreement.

12.2 No Inducement. Each Party hereby acknowledges that in executing this Agreement, such Party has not been induced, persuaded or motivated by any promise or representation made by any other Party, unless expressly set forth in this Agreement.

12.3 Independent Contractors. The relationship between the Parties is that of independent contractors. No Party has the authority to bind or act on behalf of the other Party without obtaining such other Party's prior written consent. The Parties do not intend to create an employer/employee relationship.

12.4 No Third Party Beneficiaries. This Agreement is entered into by and among the Parties for the exclusive benefit of the Parties and their successors and permitted assignees. This Agreement is expressly not intended for the benefit of any creditor of a Party, or any other person. Except and only to the extent provided by applicable statute, no such creditor or Third Party shall have any rights under this Agreement or any other agreement between the Parties.

12.5 Assignment. The Licensee shall not sell, assign, transfer or otherwise dispose of this Agreement to a Third Party without the prior written consent of UABRF, which consent shall not be unreasonably withheld. However, without consent, the Licensee may assign this Agreement to any of its Affiliates or to a Person who acquires all or substantially all of the Licensee's assets or business to which this Agreement relates (whether by sale of assets or equity, merger, consolidation or otherwise) and provided that such assignee has substantially similar (or better) resources and ability as the Licensee to successfully commercialize the Licensed Patents.

Written notice of all such assignments shall be provided to UABRF by the Licensee, together with contact details and an address of the assignee. Any attempted assignment of this Agreement not in compliance with the terms of this subsection will be null and void. No assignment will relieve any Party of the performance of any accrued obligation that such Party may then have pursuant to this Agreement.

12.6 Amendments. Any and all modifications to this Agreement shall only be effective and binding if in writing and signed by a duly authorized representative of each Party.

12.7 Notices. Any notice, request, approval or consent required to be given under this Agreement will be sufficiently given if in writing and delivered to a Party in person, by recognized overnight courier or mailed in the United States Postal Service, postage prepaid to the address appearing below such Party's signature on the last page of this Agreement, or at such other address as each Party so designates in accordance with these criteria. Notice shall be deemed effective upon receipt.

12.8 Disputes.

(a) *Equitable Relief.* Both Parties may seek temporary equitable and legal relief in the event of a breach or threatened breach by the other Party of its obligations under this Agreement, without the requirement to post a bond. Both Parties agree that, in the event of any breach or threatened breach by it (or by any of its Affiliates or Representatives) of its obligations of confidentiality pursuant to Section 8.4, by UABRF of its obligations under Sections 2.1, 2.6 or 8.2, or by the Licensee of its obligations under Section 3.1, the other Party, Licensee or UABRF, respectively, may suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, each party shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond.

(b) *Internal Resolution.* In the event of any dispute arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, other than as provided in Section 12.8(a), the Parties shall try to settle such conflicts amicably between themselves. In the event that the conflict is not resolved within sixty (60) days after one Party notifies the other Party in writing concerning a dispute or conflict, then the dispute or conflict shall be referred to executive officers of each Party involved for resolving by negotiation in good faith as soon as practicable but no later than sixty (60) days after its referral.

(c) *Mediation.* In the event the Parties are still unable to resolve the dispute or conflict by negotiation, the dispute or conflict may then be submitted by a Party to a mediator, mutually agreed to by the Parties, for nonbinding mediation. The Parties shall cooperate with the mediator in an effort to resolve such dispute.

(d) *Litigation/Arbitration.* If the dispute is not resolved within sixty (60) days of its submission to the mediator, either Party may resort to litigation or submit the dispute for binding arbitration. The arbitration shall be conducted by three (3) arbitrators, one to be appointed by UABRF, one to be appointed by the Licensee and the third to be appointed by the other two arbitrators. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration

Association, which shall administer the arbitration. The arbitration, including the rendering of the award, shall take place in Birmingham, Alabama (if initiated by Licensee) or Boston, Massachusetts (if initiated by the UABRF) and shall be the exclusive forum for resolving such dispute. The decision of the arbitrators shall be delivered in writing, shall comply with all provisions of this Agreement, and shall be final and binding upon the Parties and the expense of the arbitration, including, without limitation, the award of attorneys' fees to the prevailing Party, shall be paid as the arbitrators determine.

12.9 Rights and Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

12.10 Waiver. No waiver of a provision, breach or default shall apply to any other provision or subsequent breach or default or be deemed continuous, nor will any single or partial exercise of a right or power preclude any other further exercise of any rights or remedies provided by law or equity.

12.11 Severability. In the event that any covenant, condition, or other provision contained in this Agreement is determined to be invalid, void or illegal, such covenant, condition or other provision shall be deemed deleted from the Agreement and shall not affect the validity of the remaining provisions of this Agreement.

12.12 Force Majeure. Neither Party shall be liable for any delay or failure to perform as required by this Agreement to the extent such delay or failure to perform is due to circumstances reasonably beyond such Party's control, including, without limitation, labor disturbances or labor disputes of any kind; accidents; acts, omissions or delays in acting by any Governmental Authority; civil disorders; insurrections; riots; war; acts of war (whether war be declared or not); terrorism; acts of aggression; acts of God; fire; floods; earthquakes; natural disasters; energy or other conservation measures imposed by law or regulation; explosions; failure of utilities; mechanical breakdowns; material shortages; disease or other such occurrences; provided that the affected Party uses reasonable efforts to overcome or avoid the effects of such cause and continues to perform its obligations to the extent possible.

12.13 Survivability. All rights and obligations of the Parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement for the period so specified, if any, or for perpetuity (including without limitation, the provisions of Section 5.4(b)).

12.14 Governing Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Alabama.

12.15 Jurisdiction. The Licensee consents to the personal jurisdiction of the federal and state courts located in the State of Alabama with respect to all claims or other causes of action arising out of this Agreement.

12.16 Interpretation. Whenever used in this Agreement and when required by the context, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders, masculine, feminine and neuter.

12.17 Captions. The captions as to contents of particular sections or paragraphs contained in this Agreement are inserted for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular sections or paragraphs to which they refer.

12.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Licensee and UABRF have each caused its duly authorized representative to execute this Agreement, effective as of the Effective Date.

UABRF: **The UAB Research Foundation**	**THE LICENSEE:** **LipimetiX, LLC**
By: [signature] Name: DAVID WINWOOD Title: CEO	By: [signature] Name: Dennis Goldberg Title: Pres. + CEO
Address For Notices: The UAB Research Foundation Attention: The Chief Executive Officer 701 20th Street South, AB 770 Birmingham, Alabama 35294	*Address For Notices:* LipimetiX, LLC Attn: President and CEO 50 Lands End Lane Sudbury, MA 01776
	With a copy at the same time to: Peter Schoch Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 850 Winter Street Waltham, Massachusetts 02451

EXHIBIT A
LICENSED PATENTS

All of the technology covered by the patents and patent applications listed below were created and conceived through the use of federal funds.

(U1996-0082)

U.S. Patent No. 6,156,727, "Anti-atherosclerotic peptides and a transgenic mouse model of atherosclerosis," Garber; David W., Anantharamaiah; Gattadahalli M. filed September 5, 1997 and issued December 5, 2000.

(U1998-0016)

U.S. Patent No. 6,506,880, "Synthetic peptides that enhance atherogenic lipoprotein uptake and lower plasma cholesterol," Anantharamaiah; Gattadahalli M. filed March 7, 2000 and issued January 14, 2003.

(U2001-0085)*

U.S. Patent No. 7,563,771, "Synthetic single domain polypeptides mimicking apolipoprotein E," Anantharamaiah; Gattadahalli M., Garber; David W., Datta; Geeta, filed November 13, 2003 and issued July 21, 2009.

The corresponding foreign patents and patent applications filed include:

Australian Patent Application No. 2003290825, filed August 4, 2005.

Canadian Patent Application No. 2,514,303, filed October 26, 2005.

The corresponding foreign patents granted include:

New Zealand Patent No. 541504 filed July 28, 2005 and issued August 13, 2009.

The corresponding patent application published is:

European Patent Application No. 03783409.0 filed November 1, 2005 and published November 30, 2005.

(U2006-0028)

*This pending U.S. patent application (U.S. Patent Application No. 11/405,601) has published and was filed as a continuation-in-part; the parent application is U.S. Patent No. 60/425,821

(U2007-0040)

International Application No. PCT/US2008/074470, "Synthetic apolipoprotein E mimicking polypeptides and methods of use," Anantharamaiah; Gattadahalli, Garber; David W., Datta; Geeta. Handattu; Shella P., Mishra; Vinod K. filed on August 27, 2008.

The corresponding patent applications filed include:

U.S. Patent Application No. 12/675,089, filed February 24, 2010.

Australian Patent Application No. 2008296478, filed March 19, 2010.

Canadian Patent Application No. 2,704,729, filed February 25, 2010.

European Patent Application No. 08798802.8, filed February 25, 2010.

Japanese Patent Application No. 2010-523114, filed February 26, 2010.

(U2007-0090)

International Application No. PCT/US2008/074485, "Synthetic apolipoprotein E mimicking polypeptides and methods of use," Anantharamaiah; Gattadahalli M., White; Roger C., Gupta; Himanshu filed on August 27, 2008.

The corresponding patent applications filed include:

U.S. Patent Application No. 12/675,073, filed February 24, 2010.

Australian Patent Application No. 2008296487, filed March 11, 2010.

Canadian Patent Application No. 2,697,957, filed February 25, 2010.

European Patent Application No. 08829135.6, filed March 26, 2010.

Japanese Patent Application No. 2010-523116, filed April 21, 2010.

EXHIBIT B
DEVELOPMENT AND COMMERCIALIZATION PLAN AND MILESTONES

DEVELOPMENT AND COMMERCIALIZATION PLAN

AEM-28 (Ac-hE18A-NH2) will be developed for the treatment of refractory hypercholesterolemia in patients eligible for LDL Apheresis under FDA guidelines.

These patients are defined as:

1. Homozygote FH (Familial Hypercholesterolemic) patients.
2. Heterozygote FH patients with LDL cholesterol >300 mg/dL while on lipid lowering drugs.
3. Heterozygote FH patients with LDL cholesterol > 200 mg/dL while on lipid lowering drugs and a history of coronary heart disease.

The development program contains three components:

1. GMP (Good Manufacturing Practice) synthesis of AEM-28
2. GLP (Good Laboratory Practice) pre-clinical ADME (Absorption, Distribution, Metabolism and Excretion) and toxicology testing
3. GCP (Good Clinical Practice) clinical development

A Gantt chart describing the pre-clinical development plan for AEM-28 is attached below:



Peptide Manufacturing
Toxicology Testing
Regulatory

A schematic of the clinical development program for refractory hypercholesterolemia is attached below.


Phase 1/2a
Refractory Hypercholesterolemia
(LDLc > 160 mg/dL)
POC in
non-orphan
population
Phase 2b
Double-blind, Ascending Dose, Multi-
treatment Refractory
Hypercholesterolemia on Statins
Pivotal
studies

[redacted]

Development and Commercialization Milestones

Development and Commercialization Milestones	**Date by Which Milestone is to be Accomplished**
Initiation of preclinical safety	First Anniversary of Effective Date
Investment of at least $500,000 in the development of a Licensed Product	Second Anniversary of the Effective Date
Submission of an investigational new drug application (an "IND") with the FDA	Third Anniversary of the Effective Date
Initiation of any Phase III Clinical testing Study	Fifth Anniversary of the Effective Date
Submission of New Drug Application (NDA)	Seventh Anniversary of Effective Date

EXHIBIT C
UNIT ISSUANCE AGREEMENT

This Unit Issuance Agreement (this "Agreement") is entered into as of August 26, 2011, LipimetiX, LLC, a Delaware limited liability company (the "Company"), and UAB Research Foundation, a nonprofit corporation organized and existing under the laws of the State of Alabama (the "Grantee").

SECTION 1. AQUISITION OF UNITS.

(a) **Issuance.** On the terms and conditions set forth in this Agreement, the Company agrees to issue two hundred twenty-five thousand (225,000) Common Units (the "Units") to the Grantee. The transfer shall occur at the offices of the Company on the date set forth above or at such other place and time as the parties may agree. The Company represents and warrants that the Units represents a twenty percent (20%) equity interest in the issued and outstanding equity of the Company as of the Effective Date of the License Agreement referenced below.

(b) **Consideration.** The Company and the Grantee agree that the Units shall have an aggregate initial Capital Account of $0.00. The Grantee and the Company agree that the Units are being issued to the Grantee as consideration for entering into that certain Exclusive License Agreement, dated August 26, 2011, by and between the Company and Grantee. Grantee agrees to provide the Company with a completed Department of the Treasury Internal Revenue Service Form W-9. A Substitute Form W-9 is attached to this Agreement as Exhibit I.

(c) **Acknowledgement.** Grantee acknowledges that Grantee (i) has read the LLC Agreement, (ii) accepts and agrees to be bound by the terms the LLC Agreement, (iii) assumes all of the rights and obligations of a Member of the Company and (iv) has executed the Adoption Agreement to the LLC Agreement in the form attached hereto as Exhibit II.

(d) **Consent.** The Board of Managers and the Majority in Interest of the Common Members hereby consent to the admission of Grantee and hereby admit Grantee as a Member of the Company pursuant to the terms of the LLC Agreement.

(e) **Defined Terms.** Capitalized terms not defined above are defined in Section 9 of this Agreement.

(f) **Threshold Amount**. Until such time as the Company has received an aggregate of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) in cash investments (the "First Threshold Amount"), whether in a single transaction or a series of related or unrelated transactions, the Units shall represent twenty percent (20%) of the equity of the Company calculated on a fully-diluted basis (including issued and outstanding rights to purchase units set forth in warrants, options and the like; for the avoidance of doubt, units reserved for issuance but not yet issued or granted shall not be counted). After the First Threshold Amount has been attained but before the Company has received Five Million and No/100 Dollars in cash investments (the "Second Threshold Amount"), whether in a single transaction or a series of related or unrelated transactions, the Units owned by Grantee may be diluted, providing the Units owned by Grantee is not less than ten percent (10%) of the equity of the Company, calculated on a fully diluted basis (as described above). After the Second Threshold Amount has been attained, the Units of Grantee may be further diluted below a ten percent interest, provided any such dilution is upon the same terms and conditions as the "Founders", excluding management of membership

option awards. For the purposes of this provision, the term "Founders" shall mean Dennis Goldberg, Ph.D., Eric Morrel, Ph.D., Phillip Friden, Ph.D., and Robert Etheredge, III, Ph.D.

(g) **Additional Units.** If, after the date hereof but prior to the First Threshold Amount being attained, the Company issues any units or other type of equity securities or grants any right to purchase a specific number of units of equity securities, in consideration of the ongoing promises and licenses set forth in the License Agreement, the Company shall issue to Grantee additional units (the "Additional Units") such that, when added to the Units owned by Grantee prior to such issuance, the units shall continue to represent twenty percent (20%) of the equity of the Company calculated on a fully-diluted basis (including rights to purchase units or equity securities set forth in warrants, options and the like). The right to receive Additional Units shall immediately cease upon the attainment by the Company of the First Threshold Amount.

(h) **Board Observer.** Until the earlier to occur of (a) the fifth (5th) anniversary of the effective date of the License Agreement, or (b) any sale or transfer of the equity of the Company in a public offering of securities of the Company registered under the Securities Act of 1933, as amended, the Company agrees to take all reasonable actions to allow for one person designated by Grantee to participate in meetings of the Company's board of directors (the "Board") as a nonvoting observer (an "Observer") and, in this respect, shall give the designated Observer copies of all notices, minutes, consents and other material that the Company provides to the Board; <u>provided, however,</u> that the Company reserves the rights to exclude the Observer from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, in the event it is necessary for the Board to discuss a dispute between the Company and Grantee, or for other similar reasons. The Observer may participate in discussions of matters brought to the Board. The rights granted in this Article 4 shall be conditioned on the Observer executing a confidentiality agreement mutually agreeable to the Company and Grantee. Grantee agrees that its designee who acts as the Observer shall be a senior level employee of Grantee. The Company and Grantee agree that Grantee may change its designee to act as the Observer by providing reasonable prior written notice to the Company.

SECTION 2. TRANSFERS.

All Units shall be subject to the transfer restrictions provided in the LLC Agreement, provided that the Grantee shall not transfer, assign, encumber or otherwise dispose of any Units without the Company's written consent, which consent may be granted or withheld in the Company's sole and absolute discretion.

SECTION 3. OTHER RESTRICTIONS ON TRANSFER.

(a) **Grantee Representations.** In connection with the issuance and acquisition of Units under this Agreement, the Grantee hereby represents and warrants to the Company as follows:

(i) The Grantee is acquiring and will hold the Issued Units for investment for Grantee's account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the U.S. Securities Act.

(ii) The Grantee understands that the Issued Units have not been registered under the U.S. Securities Act by reason of a specific exemption therefrom and that the Issued Units must be held indefinitely, unless they are subsequently registered under the U.S. Securities Act or the Grantee obtains an opinion of counsel, in form and

substance satisfactory to the Company and its counsel, that such registration is not required. The Grantee further acknowledges and understands that the Company is under no obligation to register the Issued Units.

(iii) The Grantee is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the U.S. Securities Act. which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including (without limitation) the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited "broker's transaction," and the amount of securities being sold during any three-month period not exceeding specified limitations. The Grantee acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(iv) The Grantee will not sell, transfer or otherwise dispose of the Issued Units in violation of the U.S. Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the U.S. Securities Act. The Grantee agrees that Grantee will not dispose of the Issued Units unless and until Grantee has complied with all requirements of this Agreement applicable to the disposition of Issued Units and Grantee has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Issued Units under the U.S. Securities Act or all appropriate action necessary for compliance with the registration requirements of the U.S. Securities Act or with any exemption from registration available under the U.S. Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Issued Units under state securities law.

(v) The Grantee has been furnished with, and has had access to, such information as Grantee considers necessary or appropriate for deciding whether to hold the Issued Units, and the Grantee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Issued Units.

(vi) The Grantee is aware that Grantee's investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Grantee is able, without impairing Grantee's financial condition, to hold the Issued Units for an indefinite period and to suffer a complete loss of Grantee's investment in the Issued Units.

(b) **Securities Law Restrictions.** Regardless of whether the offering and sale of Units under this Agreement have been registered under the U.S. Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Issued Units (including the placement of appropriate legends on unit certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the U.S. Securities Act, the securities laws of any state or any other law.

(c) **Rights of the Company.** The Company shall not be required to (i) transfer on its books any Issued Units that have been sold or transferred in contravention of this Agreement or the LLC

Agreement or (ii) treat as the owner of Issued Units, or otherwise to accord voting, distribution or liquidation rights to, any transferee to whom Issued Units have been transferred in contravention of this Agreement.

SECTION 4. SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Grantee and the Grantee's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 5. LEGENDS.

All certificates, if any, evidencing Issued Units shall bear the following legends:

"THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN WRITTEN AGREEMENT BETWEEN THE REGISTERED HOLDERS OF THE UNITS OF THE COMPANY (OR THE PREDECESSOR IN INTEREST TO THE UNITS). SUCH AGREEMENT CONTAINS PROVISIONS REGARDING THE VOTING OF THE UNITS REPRESENTED BY THIS CERTIFICATE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE ISSUER UPON WRITTEN REQUEST. BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT."

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER'S INITIAL REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER'S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE UNITS."

If required by the authorities of any state in connection with the issuance of the Issued Units, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

SECTION 6. NOTICE.

Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that Grantee most recently provided to the Company in accordance with this Section 6.

SECTION 7. ENTIRE AGREEMENT.

This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

SECTION 8. CHOICE OF LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 9. DEFINITIONS. Capitalized terms not defined herein shall have the meaning set forth in the LLC Agreement.

(a) "**Agreement**" shall mean this Unit Issuance Agreement.

(b) "**Issued Units**" shall mean the Common Units issued to the Grantee pursuant to this Agreement.

(c) "**LLC Agreement**" shall mean the Limited Liability Company Agreement of LipimetiX, LLC, dated as of March 10, 2010, as amended from time to time, by and among the members set forth on Schedule A thereto.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

GRANTEE:

UAB Research Foundation

By: ______________________
Name: DAVID WINWOOD
Title: CEO

Address: 701 20th St S, AB770
Birmingham, AL 35294

COMPANY:

LipimetiX, LLC

By: ______________________
Name: Dennis Goldberg
Title: Manager

EXHIBIT I

Substitute Form W-9

Request for Taxpayer Identification Number and Certification

Give form to the requester. Do NOT send to the IRS.

Print or type

Name

Business Name if different from above

Check appropriate box: Individual/Sole proprietor Corporation Partnership Other ► Exempt from backup withholding

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and zip code

List account number(s) here (optional)

Part I **Taxpayer Identification Number (TIN)**

Enter your TIN in the appropriate box. For individuals, this is your social security number (SSN). For other entities, it is your employer identification number (EIN). If you do not have a TIN, you may apply for one using Form SS-5 if you are an individual or Form SS-4 if you are an entity, check **the** appropriate box below indicating that you have applied for a TIN and, in addition to the Part II Certification, sign the attached Certification of Awaiting Taxpayer Identification Number.

Social security number

or

Employer identification number

Applied for

Part II **Certification**

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me),
2. I am not subject to backup withholding because (**a**) I am exempt from backup withholding, or (**b**) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (**c**) the IRS has notified me that I am no longer subject to backup withholding, **and**
3. I am a U.S. person (including a U.S. resident alien).

Certification Instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provisions of this document other than the certifications required to avoid backup withholding.

Sign Here **Signature of U.S. person ►** **Date ►**

EXHIBIT II

ADOPTION AGREEMENT

This Adoption Agreement ("Adoption Agreement") is executed by the undersigned (the "New Member") pursuant to the terms of that certain Limited Liability Company Agreement dated as of March 10, 2010, as amended from time to time (the "Agreement"), by and among the LLC and the Members party thereto. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the New Member agrees as follows:

(i) Acknowledgment. Transferee acknowledges that the New Member is acquiring certain Units of the LLC (the "Units"), subject to the terms and conditions of the Agreement and that certain Unit Issuance Agreement by and between the New Member and the LLC (the "Issuance Agreement").

(ii) Agreement. The New Member (i) agrees that the Units acquired by the New Member shall be bound by and subject to the terms of the Agreement and the Issuance Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if the New Member were originally a Party thereto.

(iii) Notice. Any notice required or permitted by the Agreement shall be given to the New Member at the address listed beside the New Member's signature below.

EXECUTED AND DATED this 26th day of Aug, 2011.

NEW MEMBER:

UAB Research Foundation

By: [signature]
Name and Title: David Winwood, CEO

Address: 701 20th St So, AB770, Bham AL 35294
Fax: 205-934-5420

Accepted and Agreed:

LipimetiX, LLC

By: [signature]
Name: Dennis I. Goldberg, Ph.D.
Title: Manager

EXHIBIT D
FORM OF ROYALTY REPORT

Licensee:______________________ **Agreement No.:**____

Inventor:______________________ **P# :** P__________

Period Covered: From: _/_/20___ Through: _/_/20___

Prepared By: __ **Date:** __________

Approved By: __ **Date:** __________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: **Single Product Line Report:** ______________________

Multiproduct Summary Report. Page 1 of ___ Pages

Product Line Detail. Line: ______ Trade name: ______ Page: ____

Report Currency: **U. S. Dollars** **Other** ______________________

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount	
					This Year	Last Year
U.S.A.						
Canada						
Europe:						
Japan						
Other:						
TOTAL:						

Total Royalty: __________ Conversion Rate: __________ Royalty in U.S. Dollars: $______